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                                                                      EXHIBIT 12


                               HADCO CORPORATION
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of Hadco
Corporation for the period October 31, 1992 to January 25, 1997, including pro forma financial data. The ratio of earnings to fixed charges is computed by dividing net fixed charges (interest expense on all debt plus the interest portion of rent expense) into earnings before income taxes and fixed charges.

                                                 Fiscal Year Ended,                                    Three Months Ended,
                       ---------------------------------------------------------------------   ------------------------------------
                       Oct. 31,   Oct. 30,   Oct. 29,   Oct. 28,   Oct. 26,      Oct. 26,      Jan. 27,   Jan. 25,      Jan. 25,
                         1992       1993       1994       1995       1996          1996          1996      1997           1997
                       --------   --------   --------   --------   --------   --------------   --------   --------   --------------
                                                                               (Pro Forma)                             (Pro Forma)
Earnings before
  income taxes          12,165     12,941     $16,434    $35,038    $52,481       $49,979       $11,794   $(62,496)      $14,518

Interest expense,
  including interest
  portion of rental
  expense                2,045      1,402         891        537        338        16,197            95        933         4,669
Amortization of Debt
  Issuance Costs                                                                      125            --          5            31
                        ------     ------     -------    -------    -------       -------       -------   --------       -------
Earnings before fixed
  charges               14,210     14,343      17,325     35,575     52,819        66,301        11,899    (61,558)       19,218
                        ------     ------     -------    -------    -------       -------       -------   --------       -------
Fixed Charges:
  Interest expense,
    including interest
    portion of rental
    expense              2,045      1,402         891        537        338        16,197            95        933         4,669
  Amortization of Debt
    Issuance Costs          --         --          --         --         --           125            --          5            31
                        ------     ------     -------    -------    -------       -------       -------   --------       -------
Fixed charges            2,045      1,402         891        537        338        16,322            95        938         4,700
                        ------     ------     -------    -------    -------       -------       -------   --------       -------
Ratio of earnings to
  fixed charges            6.9x      10.2x       19.4x      66.2x     156.3x          4.1x        125.1x        --           4.1x